EXHIBIT 5

                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                           NEW YORK, N.Y. 10022 - 3852


                                                               47, Avenue Hoche
                                                                  75008 Paris
  TEL (212) 715-9100                                                France
  FAX (212) 715-8000


                                                     October 26, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                      Re:   Registration Statement on Form S-8
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Ladies and Gentlemen:

                  We have acted as counsel to Mobius Management Systems, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 707,900 shares (the "Shares") of common stock, par value $0.0001 per share (the "Common Stock"), to be issued pursuant to the Registrant's 1996 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan (collectively, the "Plans").

                  In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Plans, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant, and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

                  We  have  also  examined  and  relied  upon   representations,
statements, or certificates of public officials and officers and representatives of the Registrant.

                  Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement have been duly authorized and, upon thereof and payment therefor in accordance with the terms stated in the applicable Plans, will be validly issued, fully paid and non-assessable.

                  We express no opinion with respect to the laws of any jurisdiction other than the federal laws of the United States, the Delaware General Corporation Law and the laws of the State of New York.

                  Kenneth P. Kopelman, a partner at this firm, is a member of the Registrant's board of directors and owns 2,350 shares of Common Stock and owns options to purchase 20,000 shares of Common Stock. In addition, Mr.
Kopelman may be deemed to be the beneficial owner of 1,500 shares of the Registrant's Common Stock owned by his minor children.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.


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                  We are  delivering  this  opinion  to the  Registrant,  and no person other than the Registrant may rely upon it.

                                       Very truly yours,

                                       /s/  Kramer Levin Naftalis & Frankel LLP


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